UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                        Completion of Acquisition of Disposition of Assets

On February 14, 2017, the Company completed the previously announced acquisition of approximately 8,452 acres of farmland located in Illinois (the “Property”) from unrelated third-party sellers (the “Sellers”) for total consideration of approximately $54.3 million in cash. The Property was previously owner-occupied and, as a result, does not have a prior leasing history.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 14, 2017, a wholly owned subsidiary (the “Borrower”) of Farmland Partners Operating Partnership, L.P. (the “Operating Partnership”), the operating partnership of the Company, entered into a loan agreement (the “Loan Agreement”) with MetLife Insurance Company USA (“MetLife”), which provides for a term loan of $27.2  million (“Term Loan 6”). The proceeds of Term Loan 6 will be used to repay existing debt, to acquire additional properties and for general corporate purposes. Term Loan 6 matures on February 14, 2027 and is secured by first lien mortgages on certain of the Company’s properties.

Interest on Term Loan 6 is payable in cash semi-annually and accrues at an initial rate of 3.21% per annum, which may be adjusted by MetLife on each of February 14, 2020, February 14, 2023 and February 14, 2026 to an interest rate consistent with interest rates quoted by MetLife for substantially similar loans secured by real estate substantially similar to the Company’s properties securing Term Loan 6.

In connection with Term Loan 6, on February 14, 2017, the Company and the Operating Partnership each entered into a separate guaranty (the “Guaranties”) whereby the Company and the Operating Partnership jointly and severally agreed to unconditionally guarantee all of the borrowers’ obligations under the Loan Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: February 16, 2017	By:	/s/ Luca Fabbri
Luca Fabbri
Chief Financial Officer and Treasurer

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